Loan No. 104149

THIS INSTRUMENT CONTAINS INDEMNIFICATION PROVISIONS AND
PROVISIONS LIMITING LENDER’S LIABILITY FOR NEGLIGENCE

PROMISSORY NOTE

$13,600,000.00 November 29, 2006

FOR VALUE RECEIVED and intending to be legally bound, EL DORADO APARTMENTS, LLC, a Texas limited liability company (“Borrower”), promises to pay to the order of ROYAL BANK OF CANADA, a Canadian chartered bank (“Lender”), at such place as Lender or any subsequent holder hereof may from time to time designate in writing, the principal sum of THIRTEEN MILLION SIX HUNDRED THOUSAND AND NO/100 DOLLARS ($13,600,000.00), in lawful money of the United States of America, with interest thereon to be computed from the date of this Note at the Applicable Interest Rate (as hereinafter defined), and to be paid in installments as provided herein.

1 — CERTAIN DEFINED TERMS:

1.1 Applicable Interest Rate” shall mean an interest rate equal to five and sixty-eight hundredths percent (5.68%) per annum.

1.2 “Business Day” shall mean a day on which commercial banks are not authorized or required by law to close in New York, New York.

1.3 “Capital Reserves Fund” shall have the meaning specified in Section 8.1(b) hereof.

1.4 “Constant Monthly Payment” shall mean an interest only payment as determined by

Lender as described in Section 2.2 hereof.

1.5 “Debt” shall have the meaning specified in Section 3.1 hereof

1.6 “Default Rate” shall have the meaning specified in Section 4.1 hereof.

1.7 “Default Repayment” shall mean a repayment of all or any portion of the principal amount of this Note made during the continuance of any Event of Default or after an acceleration of the Maturity Date under any circumstances, including, without limitation, a repayment occurring in connection with reinstatement of the Security Instrument provided by statute under foreclosure proceedings or exercise of a power of sale, any statutory right of redemption exercised by Borrower or any other person or entity having a statutory right to redeem or prevent foreclosure and any sale in foreclosure or under exercise of a power of sale or otherwise.

1.8 “Defeasance Deposit” shall mean an amount equal to the sum of (1) the amount which will be sufficient to purchase Government Securities necessary to meet the Scheduled Defeasance Payments; and (2) any revenue, documentary stamp or intangible taxes or any other tax or charge due in connection with the transfer of this Note or otherwise required to accomplish the agreements of Section 5.2, all fees, costs and expenses incurred or to be incurred by Lender in the purchase of such Government Securities and the assumption payments referred to in Section 5.2(ii) hereof.

1.9 “Event of Default” shall have the meaning specified in Section 3.1 hereof.

1.10 “Government Securities” shall mean “Government Securities” as defined in Treasury
Regulations Section 1.860G-2(a)(8)(i), as amended.

1.11 “Guarantor” shall mean Wendell A. Jacobson.

1.12 “Loan” shall mean the loan evidenced by this Note.

1.13 “Loan Documents” shall mean this Note, the Security Instrument and any other documents or instruments which now or hereafter wholly or partially secure or guarantee payment of the Loan or which have otherwise been executed or are hereafter executed by Borrower and/or any other person or entity in connection with the Loan and any renewal, extension, amendment, modification, consolidation, change of, or substitution or replacement for, all or any part thereof.

1.14 “Lockout Period Expiration Date” shall mean the earlier of (a) the third anniversary of the date hereof and (b) two years after the “startup day” of any “real estate mortgage investment conduit” (as such terms are defined in Sections 860G and 860D, respectively, of the Internal Revenue Code of 1986, as amended, or any successor statute thereto) which may acquire the Loan.

1.15 “Maturity Date” shall mean December 1, 2016.

1.16 “Monthly Payment Date” shall mean the first day of each calendar month prior to the Maturity Date, commencing on January 1, 2007.

1.17 “Open Prepayment Date” shall mean the date which is three months prior to the Maturity

Date.

1.18 “Payment Differential” shall mean, with respect to any Repayment Date, (x) the Applicable Interest Rate minus the Reinvestment Yield, divided by (y) 12, and multiplied by (z) the principal sum being repaid on such Repayment Date after application of the Constant Monthly Payment (if any) due on the date of the Default Repayment, provided that the Payment Differential shall in no event be less than zero.

1.19 “Pledge Agreement” shall have the meaning specified in Section 5.2(i)(5)(A) hereof.

1.20 “Property” shall mean certain premises located in McKinney, County of Collin, State of Texas, and other property, all as more particularly described in the Security Instrument.

1.21 “Reinvestment Yield” shall mean the lesser of (a)(i) the yield on the U.S. Treasury issue (primary issue) with the same maturity date as the Maturity Date or (ii) if no such U.S. Treasury issue is available, then the interpolated yield on the two U.S. Treasury issues (primary issues) with maturity dates (one prior to and one following) that are closest to the Maturity Date and (b)(i) the yield on the U.S. Treasury issue (primary issue) with a term equal to the remaining average life of the Debt or (ii) if no such U.S. Treasury issue is available, then the interpolated yield on the two U.S. Treasury issues (primary issues) with terms (one prior to and one following) that are closest to the remaining average life of the Debt, with each such yield being based on the bid price for such issue as published in The Wall Street Journal on the date that is 14 days prior to the Repayment Date (or, if such bid price is not published on that date, the next preceding date on which such bid price is so published) and converted to a monthly compounded nominal yield.

1.22	“Release Date” shall have the meaning specified in Section 5.2(i)(1) hereof.
1.23	“Repayment Date” shall have the meaning specified in Section 5.3 hereof.
1.24	“Reserves” shall mean the Immediate Repairs Fund and the Capital Reserves Fund, all as

more fully described in Section 8 hereof.

1.25 “Scheduled Defeasance Payments” shall have the meaning specified in Section 5.2 hereof.

1.26 “Security Instrument” shall mean, as applicable, the Mortgage, Security Agreement Fixture Financing Statement and Assignment of Leases and Rents, the Deed of Trust, Security Agreement, Fixture Financing Statement and Assignment of Leases and Rents, or the Deed to Secure Debt, Security Agreement, Fixture Financing Statement and Assignment of Leases and Rents, of even date executed by Borrower in favor of Lender, covering the Property.

1.27 “State” shall mean the State of Texas.

1.28 Whenever used, the singular number shall include the plural, the plural the singular, and the words “Lender” and “Borrower” shall include their respective successors, assigns, heirs, executors and administrators.

2 — PAYMENT TERMS:

2.1 If this Note is dated a date other than the first day of a calendar month, an initial payment shall be due from Borrower to Lender on the date hereof on account of all interest scheduled to accrue on the principal sum of this Note from and after the date hereof through and including the last day of the current month.

2.2 Commencing on January 1, 2007, and continuing on each Monthly Payment Date thereafter until the Maturity Date, Borrower shall pay interest only in arrears computed at the Applicable Interest Rate on the outstanding principal. The balance of said principal sum and all interest and other sums payable under this Note and the other Loan Documents shall be due and payable on the Maturity n Date. Interest on the principal sum of this Note shall be calculated by multiplying the actual number of days elapsed in the period for which interest is being calculated by a daily rate based on a 360-day year.

2.3 Unless payments are made in the required amount in immediately available funds, in lawful money of the United States of America, at the place where this Note is payable, remittances in payment of all or any part of the Debt shall not, regardless of any receipt or credit issued therefore, constitute payment until the required amount is actually received by Lender in such money and funds immediately available at the place where this Note is payable (or any other place as Lender, in Lender’s sole discretion, may have established by delivery of written notice thereof to Borrower) and shall be made and accepted subject to the condition that any check or draft may be handled for collection in accordance with the practice of the collecting bank or banks. Lender reserves the right to require any payment on this Note, whether such payment is a regular installment, prepayment or final payment, to be by wired federal funds or other immediately available funds.

2.4 All payments made by Borrower hereunder shall be made free and clear of, and without reduction for, or on account of, any income, stamp or other taxes, charges, fees, deductions or withholdings hereafter imposed, collected, withheld or assessed by any government or taxing authority (other than taxes on the overall net income or overall gross receipts of Lender imposed as a result of a present or former connection between Lender and the jurisdiction of the government or taxing authority imposing such taxes, provided, however, that this exclusion shall not apply to a connection arising solely from Lender’s having executed, delivered, performed its obligations under, received a payment under, or enforced this Note or any other Loan Document. If any such amounts are required to be withheld from amounts payable to Lender, the amounts payable to Lender under the Loan Documents shall be increased to the extent necessary to yield to Lender, after payment of such amounts, interest or any such other amounts payable at the rates or in the amounts specified herein. If any such amounts are payable by Borrower, Borrower shall pay all such amounts by their due date and promptly send Lender a certified copy of an original official receipt showing payment thereof. If Borrower fails to pay such amounts when due or to deliver the required receipt to Lender, Borrower shall indemnify Lender for any incremental taxes, interest or penalties that may become payable by Lender as a result of any such failure.

3 — DEFAULT AND ACCELERATION:

3.1 The whole of the principal sum of this Note, together with all interest accrued and unpaid thereon and all other sums due under the Security Instrument and this Note (all such sums herein collectively referred to as the “Debt”) shall without notice become immediately due and payable at the option of Lender upon the occurrence of an Event of Default. Each of the following shall constitute an “Event of Default” under this Note: (i) Borrower’s failure to pay any amounts owed pursuant to this Note within five days after such payment is due; (ii) Borrower’s failure to pay the outstanding principal amount and all accrued and unpaid interest in full on the Maturity Date; or (iii) the occurrence of any Event of Default under any of the other Loan Documents. All of the terms, covenants and conditions contained in the Security Instrument and the other Loan Documents are hereby made part of this Note to the same extent and with the same force as if they were fully set forth herein. In the event that it should become necessary to employ counsel to collect the Debt or to protect or foreclose the security hereof, Borrower also agrees to pay reasonable attorneys’ fees for the services of such counsel whether or not suit is brought.

4 — DEFAULT INTEREST:

4.1 Borrower agrees that upon the occurrence of an Event of Default, Lender shall be entitled to receive and Borrower shall pay interest on the entire unpaid principal sum at a rate (the “Default Rate”) equal to the lesser of (i) the Applicable Interest Rate plus five percent (5%) and (ii) the maximum interest rate that Borrower is permitted by law to pay. The Default Rate shall be computed from the occurrence of the Event of Default until the earlier of the upon which the Event of Default is cured or the date upon which the Debt is paid in full. Interest calculated at the Default Rate shall be added to the Debt and shall be secured by the Security Instrument. This provision, however, shall not be construed as an agreement or privilege to extend the date of the payment of the Debt nor as a waiver of any other right or remedy accruing to Lender by reason of the occurrence of any Event of Default.

5 — PREPAYMENT; DEFEASANCE:

5.1 Borrower shall not have the right or privilege to prepay all or any portion of the unpaid principal balance of this Note until the Open Prepayment Date. From and after the Open Prepayment Date, provided no Event of Default exists, the principal balance of this Note may be prepaid, in whole but not in part, on any Monthly Payment Date upon: (i) not more than 60 days and not less than 30 days prior written notice to Lender specifying the date on which prepayment is to be made (the “Prepayment Date”); (ii) payment of all accrued and unpaid interest on the outstanding principal balance of this Note to and including the Prepayment Date; and (iii) payment of all other sums then due under this Note, the Security Instrument and the other Loan Documents. Lender shall not be obligated to accept any prepayment of the principal balance of this Note unless it is accompanied by all sums due in connection therewith.

5.2 (1) At any time from and after the Lockout Period Expiration Date and provided no Event of Default exists at the time, Borrower may obtain the release of the Property from the lien of the Security Instrument upon the satisfaction of the following conditions precedent:

(1)	Borrower shall have provided Lender with not less than 30 days and not more than 60 days prior written notice specifying the date (the “Release Date”) on which the Defeasance Deposit is to be made;

(2)	Borrower shall have paid to Lender all interest accrued and unpaid on the principal balance of this Note to and including the Release Date;

(3)	Borrower shall have paid to Lender all other sums due and payable under this Note, the Security Instrument and the other Loan Documents through and including the Release Date (including, but not limited to, any Constant Monthly Payment which may be due and payable on the Release Date);

(4)	Borrower shall have paid to Lender the Defeasance Deposit and a $5,000 non-refundable processing fee; and

(5)	Borrower shall have delivered to Lender the following:

(A)	a security agreement, in form and substance satisfactory to Lender, creating a first priority lien on the Defeasance Deposit and the Government Securities purchased on behalf of Borrower with the Defeasance Deposit in accordance with the provisions of this Section 5.2 (the “Pledge Agreement”);

(B)	a release of the Property from the lien of the Security Instrument (for execution by Lender) in a form appropriate for the jurisdiction in which the Property is located;

(C)	an officer’s certificate of Borrower certifying that the requirements set forth in this Section 5.2 have been satisfied;

(D)	a certificate by Borrower’s nationally recognized independent public accountant acceptable to Lender, in form and substance acceptable to Lender, certifying that the cash flow from the Government Securities will be sufficient to timely meet all Scheduled Defeasance Payments;

(E)	an opinion of counsel in form and substance, and rendered by counsel satisfactory, to Lender at Borrower’s expense stating, among other things, that Lender will have a perfected first priority security interest in the Defeasance Deposit and the Government Securities to be purchased on behalf of Borrower and pledged to Lender and as to the enforceability of the Pledge Agreement and other related documents to be delivered in connection therewith;

(F)	if required by the Rating Agencies (as defined in the Security Instrument) and/or pooling and servicing agreement relating to the securitization of the Loan, evidence in writing from the applicable Rating Agencies to the effect that such release will not result in a qualification, downgrade or withdrawal of any rating in effect immediately prior to such defeasance with respect to any security backed by the Loan;

(G)	if the Loan has been sold in a Secondary Market Transaction (as defined in the Security Instrument), an opinion of counsel acceptable to Lender in form satisfactory to Lender stating, among other things, that the substitution of collateral will not cause the holder of the Loan to fail to maintain its status as a real estate mortgage investment conduit; and

(H)	such other certificates, documents or instruments as Lender may reasonably request.

The Defeasance Deposit shall be used to purchase Government Securities which provide payments which are (A) payable on or prior to, but as close as possible to, all successive Monthly Payment Dates after the Release Date and the Maturity Date and (B) in amounts necessary to meet the scheduled payments of principal and interest due under this Note on such dates (the “Scheduled Defeasance Payments”). Borrower, pursuant to the Pledge Agreement or other appropriate documents, shall authorize and direct that the payments received from the Government Securities be made directly to Lender and applied to satisfy the obligations of the Borrower under this Note.

(ii) Upon compliance with the requirements of this Section 5.2, the Property shall be released from the lien of the Security Instrument and the pledged Defeasance Deposit and the Government Securities purchased therewith shall be the sole source of collateral securing this Note. In connection with such release, Lender, or its designee, shall establish or designate a successor entity (the “Successor Borrower”) and Borrower shall transfer and assign all obligations, rights and duties under and to this Note together with the pledged Defeasance Deposit and/or Government Securities to such Successor Borrower. Such Successor Borrower shall assume the obligations of Borrower under this Note and the Pledge Agreement, and Borrower shall be relieved of its obligations hereunder and thereunder, except that Borrower shall be required to perform its obligations pursuant to this Section 5. Borrower shall pay $1,000.00 to any such Successor Borrower as consideration for assuming the obligations under this Note and the Pledge Agreement pursuant to such assignment. Borrower shall pay all costs and expenses incurred by Lender, including Lender’s attorneys’ fees and expenses and, if applicable, Rating Agency fees and expenses, if any, incurred in connection with this Section 5.2.

(iii) Following the delivery of the Defeasance Deposit to Lender, Borrower shall not have any right to prepay this Note.

5.3 Simultaneously with each Default Repayment occurring prior to the Monthly Payment Date which is one month prior to the Maturity Date, Borrower shall pay to Lender an amount equal to the greater of: (A) five percent (5%) of the principal amount of this Note being prepaid and (B) the present value of a series of payments each equal to the Payment Differential and payable on each Monthly Payment Date over the remaining original term of this Note and on the Maturity Date discounted at the Reinvestment Yield for the number of months remaining from the date of the Default Repayment (the “Repayment Date”) to each such Monthly Payment Date and the Maturity Date. In no event shall Lender be required to reinvest any repayment proceeds in U.S. Treasury obligations or otherwise.

6 — LATE CHARGE:

6.1 If any installment payable under this Note is not paid in full within five days after the date on which it is due, Borrower shall pay to Lender upon demand an amount equal to five percent (5%) of the full amount that was due. Such amount shall be added to the Debt and secured by the Security Instrument and the other Loan Documents.

7 — SECURITY:

7.1 This Note is secured by the liens and security interests created under the Loan Documents (including those arising under the Security Instrument).

8 – RESERVES:

8.1 Borrower shall establish the following reserves with Lender, to be held by Lender as further security for the Loan:

(a) Borrower shall deposit with Lender, on the first day of each calendar month on which a scheduled payment is due, the amount of $4,133.00, which shall be held by Lender for replacements and repairs required to be made to the Property during the calendar year (the “Capital Reserves Fund”).

8.2 Borrower hereby pledges to Lender, and grants a security interest in, any and all funds now or hereafter deposited in the Reserves as additional security for the payment of the Loan. Provided that no Event of Default has occurred and upon request by Borrower, Lender shall make disbursements from the Reserves as approved by Lender in its reasonable discretion, on a quarterly basis in amounts of no less than $2,500.00 upon delivery by Borrower of Borrower’s written request for such release, including a description and cost breakdown in reasonable detail of the costs and/or work covered by such request, accompanied by copies of paid invoices for the amounts requested and, if required by Lender, lien waivers and releases from all parties furnishing materials and/or services in connection with the requested payment. Lender may require an inspection of the Project at Borrower’s expense prior to making a quarterly disbursement in order to verify completion of the work for which reimbursement is sought. Lender may reasonably reassess its estimate of the amount necessary for the Reserves from time to time and may revise the monthly amounts required to be deposited into the Reserves upon 30 days notice to Borrower. The Reserves shall be held without interest in Lender’s name and may be commingled with Lender’s own funds at financial institutions selected by Lender in its reasonable discretion. Notwithstanding anything to the contrary contained herein, if an Event of Default has occurred and is continuing, (i) any amounts deposited into or remaining in any of the Reserves shall be held for the account of Lender and may be withdrawn by Lender to be applied in any manner as Lender may elect in its discretion, and (ii) Borrower shall have no further right with respect to the Reserves. Lender shall have no obligation to release any of the Reserves while any Event of Default exists or any material adverse change has occurred in Borrower, any Guarantor or the Property. All of Lender’s costs and expenses incurred in connection with the disbursement of the Reserves shall be promptly paid by Borrower or, at Lender’s sole discretion, deducted from the Reserves. No disbursement from the Reserves shall be made without Lender’s prior written consent, provided that Lender shall promptly refund to Borrower any sums held by Lender under this section upon Borrower’s payment in full of all sums secured by the Loan Documents. The Reserves shall not be, and do not constitute, trust funds held by Lender for the benefit of the Borrower.

9 — LIMITATION ON LIABILITY:

9.1 Except as set forth herein, Borrower shall not be personally liable for amounts due under the Loan Documents, and Lender’s recovery against Borrower under this Note and the other Loan Documents shall be limited solely to the Property (as such term is defined in the Security Instrument); provided, however, that the limitation on recourse set forth in this Section 9 shall be null and void and completely inapplicable, and this Note shall be with full recourse to Borrower, in the event of (i) Borrower’s failure to comply with provisions of the Loan Documents prohibiting the sale, transfer or encumbrance of the Property, any other collateral, or any direct or indirect ownership interest in Borrower or (ii) the voluntary filing by Borrower, or the filing against Borrower by any Guarantor or any affiliate of any Guarantor, or an involuntary filing against Borrower in which Borrower or any Guarantor acts in collusion with the filing party with respect to the filing, of any proceeding for relief under any federal or state bankruptcy, insolvency or receivership laws or any assignment for the benefit of creditors made by Borrower.

9.2 Borrower shall be personally liable for any losses, liabilities or damages incurred by Lender (including, without limitation, attorneys’ fees and expenses) with respect to any of the following matters: (i) fraud or willful misrepresentation by Borrower or any Guarantor in connection with the Loan; (ii) material physical waste of the Property (as such term is defined in the Security Instrument) caused by the acts or omissions of Borrower, its agents, affiliates, officers or employees; (iii) Borrower’s failure to apply proceeds of rents or any other payments in respect of the leases and other income of the Property or any other collateral when received to the costs of maintenance and operation of the Property and to the payment of taxes, lien claims, insurance premiums, debt service, escrows, and other amounts due under the Loan Documents to the extent the Loan Documents require such proceeds to be then so applied; (iv) Borrower’s failure to deliver any insurance or condemnation proceeds or awards or any security deposits received by Borrower to Lender or to otherwise apply such sums as required under the terms of the Loan Documents or any other instrument now or hereafter securing this Note; (v) any breach by Borrower of any covenant in the Loan Documents regarding Hazardous Substances (as defined in the Environmental Indemnity Agreement of even date herewith to which Borrower and Lender are parties) or any representation or warranty of Borrower regarding Hazardous Substances proving to have been untrue when made; (vi) Borrower’s collection of rents more than one month in advance or entering into or modifying leases, or receipt of monies by Borrower or its general partner or managing member in connection with the modification of any leases, in violation of the Loan Documents; and (vii) Borrower’s failure to =maintain insurance as required by the Loan Documents.

9.3 Nothing contained in Section 9 shall be deemed to release, affect or impair the Debt evidenced by this Note, the obligations of Borrower under, or the liens and security interests created by, the Loan Documents, or Lender’s rights to enforce its remedies under this Note and the other Loan Documents, including, without limitation, the right to pursue any remedy for injunctive or other equitable relief, or any suit or action in connection with the preservation, enforcement or foreclosure of the liens, mortgages, assignments and security interests which are now or at any time hereafter security for the payment and performance of all obligations under this Note or the other Loan Documents.

9.4 The provisions of this Section 9 shall prevail and control over any contrary provisions elsewhere in this Note or the other Loan Documents.

10 — SAVINGS CLAUSE:

10.1 This Note is subject to the express condition that at no time shall Borrower be obligated or required to pay interest on the principal balance due hereunder at a rate which could subject Lender to either civil or criminal liability as a result of being in excess of the maximum interest rate which Borrower is permitted by applicable law to contract or agree to pay. Accordingly, all agreements between Borrower and Lender with respect to the Loan are expressly limited so that in no event, whether by reason of acceleration of maturity or otherwise, shall the amount paid or agreed to be paid to Lender or charged by Lender for the use, forbearance or detention of the money to be loaned hereunder or otherwise, exceed the maximum amount allowed by law. If the Loan would be usurious under applicable law (including the laws of the State and the laws of the United States of America), then, notwithstanding anything to the contrary in the Loan Documents: (a) the aggregate amount of all consideration which constitutes interest under applicable law that is contracted for, taken, reserved, charged or received under the Loan Documents shall under no circumstances exceed the maximum amount of interest allowed by applicable law, and any excess shall be credited on this Note by the holder thereof; and (b) if maturity is accelerated as elected by Lender, or in the event of any prepayment, then any consideration which constitutes interest may never include more than the maximum amount allowed by applicable law. In such case, any excess interest provided for in the Loan Documents or otherwise, to the extent permitted by applicable law, shall be amortized, prorated, allocated and spread throughout the full stated term of this Note until payment in full so that the rate or amount of interest on account of the Debt does not exceed the maximum lawful rate of interest from time to time in effect and applicable to the Debt for so long as the Debt is outstanding. If such amortization, proration, allocation and spreading is not permitted under applicable law, then such excess interest shall be canceled automatically as of the date of such acceleration or prepayment and, if theretofore paid, shall be credited on this Note. The terms and provisions of this Section 10.1 shall control and supersede every other provision of the Loan Documents. The Loan Documents are contracts made under and shall be construed in accordance with and governed by the laws of the State, except that if at any time the laws of the United States of America permit Lender to contract for, take, reserve, charge or receive a higher rate of interest than is allowed by the laws of the State (whether such federal laws directly so provide or refer to the law of any state), then such federal laws shall to such extent govern as to the rate of interest which Lender may contract for, take, reserve, charge or receive under the Loan Documents.

11 — NO ORAL CHANGE:

11.1 This Note may not be modified, amended, waived, extended, changed, discharged or terminated orally or by any act or failure to act on the part of Borrower or Lender, but only by an agreement in writing signed by the party against whom enforcement of any modification, amendment, waiver, extension, change, discharge or termination is sought.

12 — JOINT AND SEVERAL LIABILITY:

12.1 If Borrower consists of more than one person or entity, the obligations and liabilities of each such person or entity shall be joint and several.

13 — WAIVERS:

13.1 Borrower and all others who may become liable for the payment of all or any part of the Debt do hereby severally waive presentment and demand for payment, notice of dishonor, protest, notice of protest, notice of non-payment, notice of intent to accelerate the maturity hereof, notice of the acceleration of the maturity hereof, bringing of suit and diligence in taking any action to collect amounts called for hereunder. No release of any security for the Debt or extension of time for payment of this Note or any installment hereof, and no alteration, amendment or waiver of any provision of this Note, the Security Instrument or any other Loan Document made by agreement between Lender and any other person or entity shall release, modify, amend, waive, extend, change, discharge, terminate or affect the liability of Borrower or any other person or entity who may become liable for the payment of all or any part of the Debt under this Note, the Security Instrument or the other Loan Documents.

14 — TRANSFER:

14.1 Upon the transfer of this Note, Borrower hereby waiving notice of any such transfer,

Lender may deliver all the collateral mortgaged, granted, pledged or assigned pursuant to the Security Instrument and the other Loan Documents, or any part thereof, to the transferee who shall thereupon become vested with all the rights herein or under applicable law given to Lender with respect thereto, and Lender shall thereafter forever be relieved and fully discharged from any liability or responsibility in the matter; but Lender shall retain all rights hereby given to it with respect to any liabilities and collateral not so transferred.

14.2 By acceptance of this Note, Lender and any subsequent holder of this Note agree that, if so requested in writing by the Borrower upon any refinancing of the Loan, upon full and final payment to Lender or such holder, as the case may be, of all principal, interest, expenses, fees and all other amounts owing to Lender or any subsequent holder on account of the Loan, the holder shall assign this Note, the Security Instrument, and such other Loan Documents as may be necessary to vest in such new lender the holder’s rights in the Loan, all at the expense of Borrower and without any representation, warranty or recourse to Lender or any holder hereunder or otherwise.

15 — NOTICES

15.1 All notices or other written communications hereunder shall be deemed to have been properly given and shall be effective for all purposes (i) upon delivery, if delivered in person, (ii) one Business Day after having been deposited for overnight delivery with any reputable overnight courier service, (iii) three Business Days after having been deposited in any post office or mail depository regularly maintained by the U.S. Postal Service and sent by registered or certified mail, postage prepaid, return receipt requested, or (iv) if by telecopy, upon transmittal to the recipient’s telecopy number. All such communications shall be mailed, sent or delivered, addressed to the party for whom it is intended at its address set forth below.

If to Borrower: If to Lender: With a copy to:	El Dorado Apartments, LLC
P.O. Box 400
400 North State Street
Fountain Green, Utah 84632
Attention: Wendell A. Jacobson
Telecopy: (435) 445-3507
Royal Bank of Canada
c/o Midland Loan Services, Inc.
10851 Mastin, Suite 700
Overland Park, Kansas 66210
Attention: Director of Servicing
Telecopy: (913) 253-9001
Royal Bank of Canada
New York Branch
One Liberty Plaza, 3rd Floor
New York, New York 10006-1404
Attention: Manager, Loans Administration Telecopy: (212) 428-2372

or addressed as either party may from time to time designate by written notice to the other party.

16 — SEVERABILITY:

16.1 Wherever possible, each provision of this Note shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Note is held to be illegal, invalid or unenforceable in any respect, such provision shall be fully severable and shall be ineffective to the extent of such illegality, invalidity or unenforceability, without invalidating the remainder of such provision or the remaining provisions of this Note.

17 — ATTORNEYS’ FEES:

17.1 For purposes of this Note, the term “attorneys’ fees” shall include any and all reasonable attorneys’, paralegal and law clerk fees and disbursements, including, but not limited to, fees and disbursements at the pre-trial, trial and appellate levels incurred or paid by Lender in protecting its interest in the Property, the Leases (as such term is defined in the Security Instrument) and the Rents (as such term is defined in the Security Instrument) and enforcing its rights hereunder and under the Security Instrument and the other Loan Documents.

18 — APPLICABLE LAW; SUBMISSION TO JURISDICTION:

18.1 This Note shall be governed and construed in accordance with the laws of the State and the applicable laws of the United States of America

18.2 Borrower irrevocably submits to the nonexclusive jurisdiction of any federal or state court sitting in the county and State where the Property is located over any suit, action or proceeding arising out of or relating to this Note, the Security Instrument or any other Loan Document. Borrower irrevocably waives, to the fullest extent it may effectively do so under applicable law, any objection it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court and any claim that the same has been brought in an inconvenient forum. Borrower irrevocably appoints the Secretary of State of the State as its authorized agent to accept and acknowledge on its behalf any and all process which may be served in any such suit, action or proceeding, consents to such process being served (i) by mailing a copy thereof by registered or certified mail, postage prepaid, return receipt requested, to Borrower’s address shown above or notified to the Lender in writing and (ii) by serving the same upon such agent, and agrees that such service shall in every respect be deemed effective service upon Borrower. Nothing herein shall, however, preclude or prevent Lender from bringing actions against Borrower in any other jurisdiction as may be necessary to enforce any of the Loan Documents or to realize upon the security for the Loan provided in any of the Loan Documents.

19 — WAIVER OF TRIAL BY JURY:

19.1 BORROWER AND LENDER HEREBY WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, THE RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM, WHETHER IN CONTRACT, TORT OR OTHERWISE, RELATING DIRECTLY OR INDIRECTLY TO THE LOAN EVIDENCED BY THIS NOTE, THE APPLICATION FOR THE LOAN EVIDENCED BY THIS NOTE, THIS NOTE, THE SECURITY INSTRUMENT AND THE OTHER LOAN DOCUMENTS OR ANY ACTS OR OMISSIONS OF LENDER, ITS OFFICERS, EMPLOYEES, DIRECTORS OR AGENTS IN CONNECTION THEREWITH.

EXECUTED as of the date first written above.

BORROWER:

EL DORADO APARTMENTS, LLC, a Texas limited liability company

By: /s/ Wendell A. Jacobson

Wendell A. Jacobson, Manager